Exhibit 99.1

AMETEK ANNOUNCES RECORD FOURTH QUARTER AND

FULL YEAR RESULTS AND ISSUES 2018 GUIDANCE

— Reports fourth quarter sales up 17% —

— Reports fourth quarter GAAP earnings of $1.03 per diluted share, up 119% over prior year —

— Delivers adjusted earnings of $0.70 per diluted share, up 21% over 2016 adjusted earnings —

— Provides 2018 earnings guidance of $2.95 to $3.05 per diluted share —

— Deploys $273 million on the acquisition of two businesses —

— Announces increase in regular quarterly dividend from $0.09 to $0.14 per share —

BERWYN, PA, FEBRUARY 1, 2018 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the three month and full year periods ended December 31, 2017, delivering record levels of sales, operating income, net income, diluted earnings per share and cash flow for both the fourth quarter and full year.

AMETEK reported fourth quarter 2017 sales of $1.14 billion, an increase of 17% compared to the fourth quarter of 2016 with 9% organic sales growth. On a GAAP basis, fourth quarter 2017 operating income was $229.6 million and diluted earnings per share were $1.03. Excluding an after-tax gain of $75.5 million, or $0.33 per diluted share, fourth quarter 2017 operating income was $251.4 million, up 18%, and diluted earnings per share were $0.70, up 21%, each over the prior year’s adjusted results.

The fourth quarter of 2017 after-tax gain of $75.5 million includes a one-time, non-cash gain of $185.8 million related to the remeasurement of AMETEK’s deferred tax liabilities as a result of the Tax Cuts and Jobs Act (“Tax Reform”). This gain was partially offset by a $94.2 million charge related to repatriation and associated withholding taxes due to Tax Reform, and $16.1 million of realignment expense and charitable donations in the fourth quarter. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website. These impacts from Tax Reform should be considered provisional and may be subject to further adjustment.

“AMETEK’s businesses finished the year exceptionally well, delivering another quarter with record-level performance,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Driven by outstanding organic sales growth, recent acquisition contributions and strong operating performance, AMETEK achieved 17% sales growth and 21% adjusted earnings growth in the quarter.”

“In addition, our businesses generated $253 million in operating cash flow in the quarter, with exceptional free cash flow conversion, which speaks to the strength of our business model and outstanding execution. This strength is reflected in our strong acquisition activity, having just deployed approximately $273 million on two acquisitions, while also announcing a 56% increase in our dividend from $0.09 to $0.14 per share,” noted Mr. Zapico.

For the full year, AMETEK reported sales of $4.3 billion, up 12% over 2016. On a GAAP basis, full year 2017 operating income was $915.1 million and diluted earnings per share were $2.94. Excluding the after-tax gain of $75.5 million, or $0.33 per diluted share, full year 2017 operating income was $936.9 million, up 11%, and full year diluted earnings per share were $2.61, up 13%, both over the prior year’s adjusted results.

Electronic Instruments Group (EIG)

EIG sales in the fourth quarter were a record $741.5 million, a 20% increase over the fourth quarter of 2016. On a GAAP basis, EIG fourth quarter 2017 operating income was $191.1 million. Excluding realignment costs in both periods, fourth quarter EIG operating income was a record $195.6 million, an increase of 20% over the prior year, and operating margins were excellent at 26.4% in the quarter.

“EIG performed exceptionally well in the fourth quarter and for the full year, delivering outstanding orders and sales growth. The sales growth was driven by very strong and broad based organic sales growth of 9% and the contributions from the acquisitions of Rauland and MOCON,” commented Mr. Zapico.

Electromechanical Group (EMG)

Fourth quarter sales for EMG were $401.6 million, up 13% over the fourth quarter of 2016. On a GAAP basis, EMG fourth quarter 2017 operating income was $61.9 million. Excluding realignment costs in both periods, fourth quarter EMG operating income was $74.2 million, an increase of 18% over the prior year and operating margins were 18.5%, up 80 basis points over last year’s fourth quarter.

“EMG also had an outstanding fourth quarter to complete a great year. Continued strong order growth drove a 10% increase in organic sales in the quarter, with the acquisition of Laserage contributing the balance of the overall sales growth. EMG also delivered excellent operating performance in the quarter,” noted Mr. Zapico.

2018 Outlook

“We are very well positioned as we enter 2018. Our businesses are operating at a very high level across their attractive niche market segments and we continue to make investments in these businesses to better position AMETEK for long-term organic growth. Our strong cash flows, robust balance sheet and proven ability to deploy capital on value enhancing acquisitions give us confidence entering the year,” commented Mr. Zapico.

“In 2018, we expect overall sales to increase approximately 7% to 9%, driven by contributions from recent acquisitions and 3% to 5% organic sales growth. Diluted earnings per share for 2018 are estimated to be in the range of $2.95 to $3.05, up 13% to 17% compared to the adjusted results of 2017,” he added.

“Sales in the first quarter of 2018, are expected to be up low-double digits on a percentage basis compared to the first quarter of 2017. We anticipate first quarter 2018 earnings per diluted share to be in the range of $0.70 to $0.72, an increase of 17% to 20% over the first quarter of 2017 results,” concluded Mr. Zapico.

Conference Call

AMETEK will webcast its fourth quarter 2017 investor conference call on Thursday, February 1, 2018, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of more than $4.5 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information

Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247

(Financial Information Follows)

AMETEK, Inc.

Consolidated Statement of Income

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$1,143,085	$972,953	$4,300,170	$3,840,087

Operating expenses:
Cost of sales	767,039	681,084	2,851,431	2,575,220
Selling, general and administrative	146,466	118,647	533,645	462,970

Total operating expenses	913,505	799,731	3,385,076	3,038,190

Operating income	229,580	173,222	915,094	801,897
Other expenses:
Interest expense	(24,252)	(23,588)	(98,029)	(94,304)
Other, net	(7,803)	(4,382)	(20,336)	(14,490)

Income before income taxes	197,525	145,252	796,729	693,103
(Benefit) Provision for income taxes	(41,007)	36,144	115,259	180,945

Net income	$238,532	$109,108	$681,470	$512,158

Diluted earnings per share	$1.03	$0.47	$2.94	$2.19

Basic earnings per share	$1.03	$0.47	$2.96	$2.20

Weighted average common shares outstanding:
Diluted shares	232,534	231,191	231,845	233,730

Basic shares	230,770	230,209	230,229	232,593

Dividends per share	$0.09	$0.09	$0.36	$0.36

AMETEK, Inc.

Information by Business Segment

(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales:
Electronic Instruments	$741,516	$616,039	$2,690,554	$2,360,285
Electromechanical	401,569	356,914	1,609,616	1,479,802

Consolidated net sales	$1,143,085	$972,953	$4,300,170	$3,840,087

Income:
Segment operating income:
Electronic Instruments	$191,104	$141,075	$677,489	$577,717
Electromechanical	61,907	46,692	310,875	277,873

Total segment operating income	253,011	187,767	988,364	855,590
Corporate administrative and other expenses	(23,431)	(14,545)	(73,270)	(53,693)

Consolidated operating income	$229,580	$173,222	$915,094	$801,897

AMETEK, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	December 31,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$646,300	$717,259
Receivables, net	668,176	592,326
Inventories, net	540,504	492,104
Other current assets	79,675	126,501

Total current assets	1,934,655	1,928,190

Property, plant and equipment, net	493,296	473,230
Goodwill	3,115,619	2,818,950
Other intangibles, investments and other assets	2,252,494	1,880,304

Total assets	$7,796,064	$7,100,674

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$308,123	$278,921
Accounts payable and accruals	830,540	645,520

Total current liabilities	1,138,663	924,441

Long-term debt, net	1,866,166	2,062,644
Deferred income taxes and other long-term liabilities	763,602	857,076
Stockholders’ equity	4,027,633	3,256,513

Total liabilities and stockholders’ equity	$7,796,064	$7,100,674

AMETEK, Inc.

Reconciliations of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
EIG Segment operating income (GAAP)	$191,104	$141,075	$677,489	$577,717
Realignment costs	4,534	12,355	4,534	12,355
Indefinite-lived intangibles impairment	—	9,200	—	9,200

Adjusted EIG Segment operating income (Non-GAAP)	$195,638	$162,630	$682,023	$599,272

EMG Segment operating income (GAAP)	$61,907	$46,692	$310,875	$277,873
Realignment costs	12,252	11,644	12,252	11,644
Indefinite-lived intangibles impairment	—	4,700	—	4,700

Adjusted EMG Segment operating income (Non-GAAP)	$74,159	$63,036	$323,127	$294,217

Selling, general and administrative (GAAP)	$146,466	$118,647	$533,645	$462,970
Realignment costs	—	1,557	—	1,557
Charitable donations	5,000	—	5,000	—

Adjusted selling, general and administrative (Non-GAAP)	$141,466	$117,090	$528,645	$461,413

Operating income (GAAP)	$229,580	$173,222	$915,094	$801,897
Realignment costs	16,786	25,556	16,786	25,556
Charitable donations	5,000	—	5,000	—
Indefinite-lived intangibles impairment	—	13,900	—	13,900

Adjusted Operating income (Non-GAAP)	$251,366	$212,678	$936,880	$841,353

Provision for income taxes (GAAP)	$(41,007)	$36,144	$115,259	$180,945
Income tax benefit on realignment costs	3,821	8,578	3,821	8,578
Income tax benefit on charitable donations	1,885	—	1,885	—
Net deferred tax revaluation due to Tax Reform(1)	185,781	—	185,781	—
Deemed repatriation of foreign earnings due to Tax Reform(1)	(94,191)	—	(94,191)	—
Income tax benefit on indefinite-lived intangibles impairment	—	5,310	—	5,310

Adjusted provision for income taxes (Non-GAAP)	$56,289	$50,032	$212,555	$194,833

Net income (GAAP)	$238,532	$109,108	$681,470	$512,158
Realignment costs	12,965	16,978	12,965	16,978
Charitable donations	3,115	—	3,115	—
Net deferred tax revaluation due to Tax Reform(1)	(185,781)	—	(185,781)	—
Deemed repatriation of foreign earnings due to Tax Reform(1)	94,191	—	94,191	—
Indefinite-lived intangibles impairment	—	8,590	—	8,590

Adjusted Net income (Non-GAAP)	$163,022	$134,676	$605,960	$537,726

Diluted earnings per share (GAAP)	$1.03	$0.47	$2.94	$2.19
Realignment costs	0.07	0.11	0.07	0.11
Income tax benefit on realignment costs	(0.02)	(0.04)	(0.02)	(0.04)
Charitable donations	0.02	—	0.02	—
Income tax benefit on charitable donations	(0.01)	—	(0.01)	—
Net deferred tax revaluation due to Tax Reform(1)	(0.80)	—	(0.80)	—
Deemed repatriation of foreign earnings due to Tax Reform(1)	0.41	—	0.41	—
Indefinite-lived intangibles impairment	—	0.06	—	0.06
Income tax benefit on indefinite-lived intangibles impairment	—	(0.02)	—	(0.02)

Adjusted Diluted earnings per share (Non-GAAP)	$0.70	$0.58	$2.61	$2.30

AMETEK, Inc.

Reconciliations of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
EIG Segment operating margin (GAAP)	25.8%	22.9%	25.2%	24.5%
Realignment costs	0.6	2.0	0.1	0.5
Indefinite-lived intangibles impairment	—	1.5	—	0.4

Adjusted EIG Segment operating margin (Non-GAAP)	26.4%	26.4%	25.3%	25.4%

EMG Segment operating margin (GAAP)	15.4%	13.1%	19.3%	18.8%
Realignment costs	3.1	3.3	0.8	0.8
Indefinite-lived intangibles impairment	—	1.3	—	0.3

Adjusted EMG Segment operating margin (Non-GAAP)	18.5%	17.7%	20.1%	19.9%

Operating income margin (GAAP)	20.1%	17.8%	21.3%	20.9%
Realignment costs	1.5	2.6	0.4	0.7
Charitable donations	0.4	—	0.1	—
Indefinite-lived intangibles impairment	—	1.5	—	0.3

Adjusted Operating income margin (Non-GAAP)	22.0%	21.9%	21.8%	21.9%

Effective tax rate (GAAP)	(20.8)%	24.9%	14.5%	26.1%
Realignment costs	(0.2)	1.4	(0.1)	0.3
Charitable donations	0.3	—	0.1	—
Net deferred tax revaluation due to Tax Reform(1)	94.1	—	23.3	—
Deemed repatriation of foreign earnings due to Tax Reform(1)	(47.7)	—	(11.8)	—
Indefinite-lived intangibles impairment	—	0.8	—	0.2

Adjusted Effective tax rate (Non-GAAP)	25.7%	27.1%	26.0%	26.6%

(1)	These amounts, which are based on reasonable estimates, will require further adjustments as additional guidance from the U.S. Department of Treasury is provided, the Company’s assumptions change, or as further information and interpretations become available.

Use of Non-GAAP Financial Information

The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers. The items described above have been excluded from this measure because items of this nature and/or size occur with inconsistent frequency, occur for reasons that may be unrelated to AMETEK’s commercial performance during the period and/or we believe are not indicative of AMETEK’s ongoing operating costs or gains in a given period, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult.